Exhibit 10.5

OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 16th day of May 2015.

BETWEEN:

EARTH LIFE SCIENCES INC., a company incorporated pursuant to the laws of Nevada having an office at Suite 880, 50 West Liberty Street, Reno, Nevada, 89501

(“CLTS”)

OF THE FIRST PART

AND:

SONG BO. a person with an address at 2-302 Bing Hai Street, Change Xing Doa, Dailian, LiaoNing,

(“BO”)

OF THE SECOND PART

WHEREAS:

A.	BO has a 100% beneficial interest in and to mineral claims known as the White Channel claims, as more particularly described in Schedule “A” attached hereto, and including any buildings and attachments thereon the White Channel claims (the “Property”);

B.	CLTS desires to acquire and BO has agreed to grant to CLTS:

(a)	an exclusive and irrevocable option to acquire all of BO’s rights, title and interest in and to the Property (the “Option”); and

(b)	the exclusive and irrevocable right and authority during the term of the Option to:

(i)	act in BO’s name and stead with respect to ail matters connected to the Property; and

(ii)	enter on to the Property to conduct reconnaissance, exploration and development work;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties covenant and agree with each other as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1. Definitions

For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

“Agreement” means this Agreement, as amended from time to time;

“Mining Work” means every kind of work done on or in respect of the Property or the products there from by or under the direction of or on behalf of or for the benefit of a party and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interest to lease or patent, reporting, and all other work usually considered to be prospecting, exploration, development and mining work;

“NSR” means net smelter return as more particularly defined in Schedule “B” attached hereto;

“Option” means the option granted by the Optionors to CLTS to acquire all of BO’s direct and indirect right, title and interest in and to the Property in accordance with Section 3.1 of this Agreement;

“Property” means that mineral claim known as the White Channel claims, as more particularly described in Schedule “A” attached hereto, together with any surface rights, mineral rights, buildings, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto;

1.2           All references to currency in this Agreement, unless specified otherwise, are to lawful currency of Canada.

1.3          This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of British Columbia and the laws of Canada applicable in British Columbia.

1.4          The division of this Agreement into sections and/or subsections and the provision of headings for all or any of them are for convenience of reference only, do not form a part of this Agreement and are not intended to affect the interpretation of this Agreement.

1.5          The following Schedule is attached and forms part of this Agreement:

Schedule “A” - White Channel claims

Schedule “B” - Calculation and Payment of Net Smelter Royalty

Schedule “C” - Net Profits Interest

1.6          Whenever any provision of any schedule to this Agreement conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall prevail. References herein to a schedule shall mean a schedule of this Agreement. Reference in any schedule of this Agreement to an agreement shall mean this Agreement.

1.7         Words used herein importing the singular number only shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

2.       REPRESENTATIONS AND WARRANTIES

2.1	CLTS represents and warrants to the Optionors that:

(a)	it is a company duly incorporated and validly subsisting and is in good standing with respect to the filing of its annual reports under the laws of the jurisdiction of its incorporation;

(b)	it has full power and authority and capacity to enter into this Agreement and to carry out the transactions contemplated herein except where regulatory approval is required;

(c)	it has duly obtained all corporate authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance, and the consummation of the transactions herein contemplated, will not conflict with, or accelerate the performance required by, or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject, and will not contravene any applicable law;

2.2	BO, jointly and severally, represents and warrants to CLTS that:

(a)	he holds 100% of all right, title and interest in and to the Property;

(b)	the Property is properly and accurately described in Schedule “A” hereto and is in good standing under the laws of British Columbia and Canada;

(c)	the Property, and any mineral or property rights which may result there from, is free and clear of any and all liens, charges, royalties or encumbrances of any kind and is not subject to any right, claim or interest of any other person;

(e)	all taxes, assessments, rentals, levies or other payments relating to the Property and required to be made to any government authority have been made and to the best of BO’s knowledge, the Property is in good standing with all applicable government authorities;

(g)	he has not received from any government authority any notice of, or communication relating to, any actual or alleged environmental claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon;

(h)	he has and will continue to make available to CLTS all information in his possession or control relating to work done on or with respect to the Property which could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization;

(i)	to the best of his knowledge after diligent enquiry, there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof, nor, to the best of his knowledge, is there any basis therefor, and there are no outstanding agreements or options to acquire, purchase or explore the Property, or any portion thereof or interest therein, other than as set out herein; and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof;

(j)	except as permitted under the laws of British Columbia and Canada, to the best of his knowledge and belief, after having made reasonable inquiry:

(i)	there has been no material spill, discharge, leak emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable law) from, on, in or under the Property, or into the environment;

(ii)	no toxic or hazardous substance or waste has been disposed of or is located on the Property as a result of the activities of BO or his predecessors in interest;

(iii)	no toxic or hazardous substance or waste has been treated on or is now stored on the Property; and

(iv)	there is no other matter which has been a breach of applicable environmental laws or which could result in liability to a party hereunder.

2.3      The representations and warranties herein before set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transactions contemplated herein and the acquisition of any interest in the Property hereunder, and each of the parties will indemnity and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement.

3.       OPTION

3.1      BO hereby assigns all of her right, title and interest in the Property and grants to CLTS the right and option to acquire an undivided 100% interest in and to the Property, for the consideration and upon the terms and conditions set forth in this Agreement

3.2	In aggregate consideration for the Option, CLTS shall:

(a)	pay to BO the sum of seventy five thousand dollars ($75,000) as follows:

(i.)	twenty five thousand dollars ($25,000) on or before May 15, 2017;

(ii.)	twenty five thousand dollars ($25,000) on or before May 15, 2018;

(iii.)	twenty five thousand dollars ($25,000) on or before May 15, 2019;

(b)	pay to BO a further four hundred thousand dollars ($400,000.00) as follows:

(i.)	one hundred thousand ($100,000.00) on or before the second anniversary of this agreement;

(ii.)	one hundred thousand ($ 100,000.00) on or before the third anniversary of this Agreement;

(iii.)	one hundred thousand ($100,000.00) on or before the fourth anniversary of this Agreement;

(iv.)	one hundred thousand ($100,000.00) on or before the fifth anniversary of this Agreement;

(c)	issue 225,000,000 shares of CLTS to BO on or before June 30, 2016;

(d)	pay BO an NSR in accordance with the provisions of Section 3.4, 3.5, 3.6 and

(e)	pay BO an NSR in accordance with the provisions of Section 3.4. and

(f)	hire BO as a contractor or incur expenditures on the property for the minimum of $10,000 per year for three years.

(cumulatively, the “Option Price”).

3.3.       Upon completion of tire payments to BO in accordance with 3.2(a), (b), (c) and (d) above, CLTS shall be deemed to have exercised the Option and earned an undivided 100% interest in and to the Property (the “Option Exercise”.

3.4.       BO shall be entitled to and CLTS shall pay to BO a three percent (3%) NSR (the “BO NSR”), calculated and paid as set forth in Schedule “B” hereafter.

3.5.        BO shall be entitled to a net profit interest of fifteen percent (“Net Profit Interest”), payable in the manner and at the times set out in schedule “C” attached hereto;

3.6.        Upon Commencement of Commercial Production from the Property, a royalty of $1.00 per tonne (“BO Commercial Royalty”) (adjusted annually to ensure that the payment is calculated in terms of the value of the Canadian dollar on June 1, 2015 on all ores and other products mined from the Property and sold by the Purchaser, payable within 30 days after the end of each calendar quarter in each year.

3.7.       BO hereby grants CLTS an irrevocable option to purchase all of the BO NSR, the Net Profit Interest and the BO Commercial Royalty at any time within five years of the date of this Agreement, by the payment of $1,500,000.

4.	CLTS’S RIGHTS

4.1 Except as otherwise provided in this Agreement, until the Option is exercised or terminated in accordance with the terms of this Agreement, CLTS, its employees, agents and independent contractors shall have the sole and exclusive right (subject to applicable Legislation) to:

(a)	enter in, under or upon the Property and to conduct Mining Work;

(b)	exclusive and quiet possession of the Property;

(c)	bring upon the Property and to erect thereon such mining facilities as it may consider advisable; and

(d)	remove from the Property and dispose of for its own account ore or mineral products for the purpose of bulk sampling, pilot plant or test operations.

4.2          Subsequent to the exercising of the Option and prior to the completion of payments due pursuant to section 3.2(b), CLTS shall have the right to return all right, title and interest in and to the Properties to BO and thereupon CLTS shall be released from all obligations to make any further payments in accordance with section 3.2(b).

5.	POWERS, DUTIES AND OBLIGATIONS OF CLTS

5.1       Until the Option is exercised or terminated in accordance with the terms of this Agreement, CLTS shall have the full right, power and authority to do everything necessary or desirable to carry out an exploration program on the Property and to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

(a)	regulate access to the Property, subject only to Section 5.2(b) below;

(b)	employ and engage such employees, agents and contractors as it may consider necessary or advisable to carry Mining Work on the Property and in this connection to delegate any of its powers and rights hereunder;

(c)	execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Property and to give effect to the foregoing BO hereby irrevocably constitutes CLTS his true and lawful attorney until the earlier of the termination of this Agreement and the exercise of the Option.

5.2          Until the Option is exercised or terminated in accordance with the terms of this Agreement, CLTS shall:

(a)	keep the Property free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by CLTS) and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid and by the doing of all other acts and things and the making of all other payments required to be made which may be necessary in that regard;

(b)	permit BO and his representatives, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the Company in connection with the Mining Work. CLTS shall prepare and deliver to BO a comprehensive annual report on all Mining Work conducted by CLTS on the Property each year. CLTS shall further provide to BO frequent updates on Mining Work and all material results from Mining Work.

(c)	conduct all work on or in respect to the Property in a careful and miner like manner and in accordance with the applicable laws of British Columbia and Canada, and indemnify and save BO harmless from any and all claims, suits or actions made or brought against BO as a result of work done by CLTS on or with respect to the Property; and

(d)	maintain true and correct books, accounts and records of operations hereunder.

5.3           During the term of the Option, CLTS shall pay all taxes, complete and file all assessment work and make all necessary payments and do such further and other acts as may be required to maintain the Property in good standing and shall not abandon or terminate the Option at a time less than 60 days prior to the date on which any act is required to maintain the Property in good standing.

6.	TERMINATION OF OPTION

6.1          In the event of default in the performance of the requirements of Section 3.2, then, subject to the provisions of Section 6.3 of this Agreement, the Option and this Agreement shall terminate.

6.2          CLTS shall have the right at any time to terminate this Agreement by giving 30 days written notice of such termination to BO and upon the effective date of such termination this Agreement shall be of no further force and effect except CLTS shall be required to satisfy any requirements which may have accrued to that date under the provisions of this Agreement which have not been satisfied.

6.3          Notwithstanding any other provision of this Agreement, in the event of termination of this Agreement, CLTS shall:

(a)	deliver to BO any and all reports, samples, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to Mining Work which have not been previously delivered to BO;

(b)	remove all introduced materials, supplies and equipment form the Property, provided however, that BO may retain ore and, at the cost of CLTS, dispose of any such materials, supplies or equipment not removed by CLTS from the Property within one hundred and eighty (180) days of termination;

(c)	ensure that, at the effective date of termination of this Agreement, the Property are free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by CLTS) and in good standing for at least the next ensuing 24 months whether by having done and filed, or paid in lieu thereof, all assessment work necessary for that purpose.

7.	CONFIDENTIALITY

7.1           All information and data concerning or derived from Mining Work shall be confidential and, except to the extent required by law or by regulations of any securities commission, stock exchange or other regulatory body, shall not be disclosed to any person other than a party’s professional advisors with the prior written consent of the other party which consent shall not be unreasonably withheld.

8.	NOTICE

8.1           Any formal notice between the Parties hereto shall be in writing and will be either personally delivered or sent by facsimile or by registered mail to the appropriate party at the address noted for that party on the first page of this Agreement, or such other address as may be designated by a party in a written notice sent to the other party in accordance with this paragraph. Any notice or other communication will be effective five calendar days from the day that it was sent, or if given by personal delivery or facsimile, the day following its receipt.

9.	FORCE MAJEURE

9.1          No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances, acts of public enemy, war, riots, laws, rules and regulations or orders of any duly constituted governmental authority, or nonavailability of materials or transportation (each an “Intervening Event”).

9.2         All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

9.3         A party relying on the provisions of 9.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any laws, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if any Intervening event renders completion impossible.

10.	DEFAULT

10.1         If a party (the “Defaulting Party”) is in default of any requirement herein set forth, the party affected by such default (the “Non-Defaulting Party”) shall give written notice to the Defaulting Party within thirty (30) days of becoming aware of such default, specifying the default. Upon receiving notice of such default, the Defaulting Party shall have thirty days from the date of receipt of such notice to cure the default (the “Cure Period”) and if it does so within the Cure Period, it shall not loose any rights under this Agreement, nor shall the Agreement or the Option terminate, nor shall the Non-Defaulting Party have any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of such default. If the Defaulting Party fails to cure the default within the Cure Period, the Non-Defaulting Party shall thereafter be entitled to seek any remedy it may have on account of such default.

11.	ASSIGNMENT

11.1         CLTS may, at its sole discretion, upon giving written notice to BO, assign its interest in this Agreement, in whole or in part, and the Option to a related or affiliated person without the consent or approval of BO provided that such person agrees to abide by the terms of this Letter Agreement and to assume all of the liabilities and obligations of CLTS under this Agreement, whether accruing before or becoming due after such assignment.

11.2         BO shall have the right, at any time after the third anniversary of this Agreement, to assign, transfer or otherwise dispose of all or any part of the BO NSR. If, after such assignment or transfer, the BO NSR is held by more than one party, only the last party to be entitled to such NSR in its entirety shall be entitled to notices, statements and the rights of challenge pursuant to sections 4, 5 and 7 of Schedule “B”.

12.	OPTION ONLY

12.1         This Agreement provides for an option only and, except as specifically provided otherwise, nothing herein contained shall be construed as obligating CLTS to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating CLTS to do any further act or make any further payment.

13	GENERAL

13.1         This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

13.2        The recitals set out at the beginning of this Agreement form part of this Agreement.

13.3        This Agreement may only be changed by an agreement in writing, duly executed by the . party or parties against which enforcement, waiver, change, modification or discharge is sought.

13.4        Time shall be of the essence of this Agreement.

13.5        Upon the written request of either of the parties hereto, the other party agrees to furnish such additional further assurances or documents as may be reasonably necessary to carry out the intent, purposes and terms of this Agreement.

13.6        This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, heirs, administrators and legal representatives.

13.7        If any provision of this Agreement is determined to be illegal, invalid or unenforceable in whole or in part, such illegality, invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

13.8       Waiver of any provisions herein by any party hereto shall not be construed as a waiver of any other provisions or terms of this Agreement.

13.9       This Agreement may be executed in counterparts each of which may be delivered by facsimile. Each executed counterpart shall be deemed to be an original and all such counterparts when read together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Earth Life Sciences Inc.

LIN HAN, President/Director	SONG BO

SCHEDULE “A”

To the Option Agreement between CLTS
and BO dated May 16, 2015
PROPERTY

For the purposes of this Agreement the following Mineral Claim in British Columbia shall constitute the “White Channel”:

Tenure Number	Tenure Type	Claim Name	Ownership	Map Number	Good To Date	Mining Division	Area
399611	Mineral		100%	093A024		CARIBOO
399044	Mineral		100%	093A024		CARIBOO
416708	Mineral		100%	093A024		CARIBOO

SCHEDULE “B”

To the Option Agreement between CLTS
and BO dated May 16, 2015

NET SMELTER RETURN

Calculation

An NSR shall consist of the specified percentage of the actual net proceeds received by CLTS from the sale of precious metals mined and removed from the Property after deduction from such proceeds all reasonable costs, charges and expenses to CLTS, both direct and indirect, including the following:

(a)	custom smelting costs, treatment charges and penalties including, but not limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser; provided, however, in the case of leaching operations or other solution mining techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred, beyond the point at which metal being treated is in solution, shall be considered treatment charges;

(b)	costs of handling, transporting and insuring ores, minerals and other materials or concentrates from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment; and

(c)	ad valorem taxes and royalties and taxes based upon production, but not income taxes.

2.	Timing of Calculation

The BO NSR shall be calculated as at the end of each quarter of the applicable fiscal year.

3.	Payment

CLTS shall pay the BO NSR on or before the last day of the next following quarter and shall be delivered along with a statement indicating in reasonable detail the calculation of the BO NSR paid.

4.	Audited Statements

CLTS shall have an audited statement prepared by its auditors for each year in which the BO NSR is payable by the 30th of June in the following year and CLTS shall deliver a copy of this statement to BO.

5.	All Payments Final

All payments of the BO NSR shall be deemed final and in full satisfaction of all obligations of CLTS with regard to the BO NSR if such payment or the calculation thereof are not disputed by the recipient within 90 days after receipt of the audited statement.

6.	Bulk Sampling

CLTS may remove reasonable quantities of ore and rock from the Property to a maximum of 10,000 tonnes for the purpose of bulk sampling and of testing, and there shall be no BO NSR payable with respect thereto, unless revenues are derived therefrom.

7.	Commingling of Ore

Ore from the Property may be commingled with ores from the other or with ores produced from other Property owned or controlled by CLTS or any other party, provided that reasonable practices and procedures for weighing, sampling and assaying are adopted in order to determine the amounts of products derived from, or attributable to, ore mined or produced from the Property. CLTS shall ensure that accurate records of the results of such sampling, weighing and assaying with respect to any ore mined and produced from the Property. BO shall have the right to examine such records at all reasonable times.

8.	Decision to Produce

Any decision to place the Property into production shall be at the sole discretion of CLTS, which shall be under no obligation to place the Property into production and, in the event that the Property are placed into production, CLTS shall have the unfettered right to suspend or curtail any such operation as it may determine at its sole discretion.

SCHEDULE “C”

To the Option Agreement between CLTS
and BO dated May 16, 2015

NET PROFITS INTEREST

DEFINITIONS

1.	For the purposed of this Agreement the following words and phrases shall have the following meanings, namely:

(a)	“Assessment Work” means exploration and/or development work on or related to any part of the Property for which value as such work is credited by the Chief Gold Commissioner pursuant to Section 2 of Part C of the Mineral Act Regulations (Reg. 587/77) under the Mineral Act, as the same may from time to time be revised or replaced;

(b)	“Commencement of Commercial Production” means that last day of the first period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues; but no period of time during which ore or concentrate is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of Commencement of Commercial Production;

(c)	“Mill” means the crusher, concentrator and other processing facilities to be constructed on or in proximity to the Property and to be used for the processing of production from the Property, whether or not in conjunction with or after production from any other mineral property.

(d)	“Mining Operation” means a mine and related facilities with respect to which the Net Profits Interest is payable;

(e)	“Net Profits” with respect to any Mining Operation shall mean the gross annual cash receipts received by the Purchaser in its own fiscal year for its own account which are derived from carrying on the business relating to the mining, milling and/or other treatment of ores or other products derived from such mining operation, less all “Operating Expenses” incurred by the Purchaser in connection with such mining operation;

(f)	“Net Profits Interest” means the amount from time to time payable to the Vendors pursuant to Section 3;

(g)	“Operating Expenses” shall mean all costs, obligations, liabilities and expenses of whatsoever nature, including any payment of damages, resulting from or in connection with the preparation, equipping and operation of the Mining Operation which are incurred or become chargeable after the Commencement of Commercial Production at such Mining Operation, including all prior operating losses incurred by the Purchaser with respect thereto, but excluding charges for depletion or depreciation. Without limiting the generality of the foregoing and without intending to enumerate all items of Operating Expenses, Operating Expenses shall include the following items which are incurred or become chargeable on or after the Commencement of Commercial Production:

(i)	all costs of or related to the mining, milling and/or other treatment of the ores or other products and the operation of any mining, milling or ancillary facilities related to the carrying on of such Mining Operation;

(ii)	all costs of or related to marketing any of the ores or other products, including, without limitation, transportation, commissions and/or discounts;

(iii)	all taxes, rates, assessments, fees and duties payable to either the federal, provincial or any municipal or other governmental body, charged, levied or imposed on such Mining Operation, or payable on or in respect of or measured by the products of such Mining Operation, including all government royalties relating thereto and mining duties or mining taxes (even though based on profits), but there shall be excluded all taxes based on profits other than governmental royalties and mining duties and mining taxes based on profits;

(iv)	all reasonable costs and fees payable for providing management and supervisory services as normally would be charged by a third party contractor with the same level of competence, whether to the Purchaser or a third party;

(v)	all costs of consulting, legal, accounting, insurance and other services or protection in connection with the carrying on of or related to the Mining Operation;

(vi)	all milling and smelter costs, including custom milling costs (with respect to the milling and smelting of the ores or other products of such Mining Operation) and transportation costs of such ores and/or other products to the Mill and/or to the smelter and/or to the purchaser thereof;

(vii)	all maintenance and repair costs;

(viii)	all costs for pollution control, reclamation or any other similar costs incurred or to be incurred as a result of any governmental regulations or requirements;

(ix)	all costs or expenses incurred with respect to the termination of such Mining Operation;

(x)	all royalties payable to any third party.

All Operating Expenses shall be determined in accordance with generally accepted accounting principles consistently applied;

(j)	“Option Period” means the period during the term of this Agreement from the date hereof to and including the date of exercise of the Option;

(k)	“Post Production Expenditures” shall mean the aggregate of all costs (whether capital or otherwise) except only Operating Expenses, incurred after the date of Commencement of Commercial Production, in order to increase the size of or make more efficient or replace the production facilities for such Mining Operation, whether same are located on or off the Property;

(l)	“Preproduction Expenditures” shall mean the aggregate of costs (whether capital or otherwise) incurred after the date of the Agreement, relating to the exploration or development of the Property and the construction of facilities on or off such Property related to such Mining Operation, and prior to the Commencement of Commercial Production, including, without limiting the generality of the foregoing:

(i)	all amounts expended in staking or otherwise acquiring any right, title and interest in and to the Property, but excluding option payments;

(ii)	all costs of or related to the construction of the Mill or building, crushing, grinding, washing, concentrating and/or other treatment facility and/or any facilities ancillary thereto;

(iii)	all costs of or related to exploration or mining of the ore body or ore bodies situate on the Property;

(iv)	all costs of or related to the construction of storage and warehouse facilities, the construction or roads, the construction of employee facilities, including housing, whether same are located on or off the Property;

(v)	all costs of or related to the transportation facilities for moving ore or concentrates and/or any products derived therefrom;

(vi)	all costs of or related to financing arrangements for the Mining Operation, including standby charges and other fees;

(vii)	all costs incurred for or in relation to men engaged in work on, in or in relation to the Property and without limiting the generality of the foregoing, such costs shall include amounts expended in paying wages, salaries, fringe benefits, transportation and housing expenses;

(viii)	all amounts for taxes, fees, charges, payments or rental, including, without limitation, payments made in lieu of assessment work or otherwise paid or expended to acquire or to keep in good standing the Property; and

(ix)	an amount for general overhead of the Purchaser equal to:

(A)	5% of all payments made to keep the Property in good standing and all payments made with respect to the acquisition of the Property, including deposits, instalments of purchase moneys, option payments, rental payments or any other such payments; and

(B)	5% of all amounts paid during the period to third party contractors and/or consulting, including, without limitation, amounts paid for drilling, geophysical services and helicopter, aircraft, vehicle and equipment rentals; and

(C)	2% of all amounts expended during the period for fixed assets, excluding the Property, but including, without limitation, plant, equipment and materials, and

(D)	15% of all other amounts expended in doing work hereunder.

The percentage overhead rates provided for in this paragraph (k) shall be amended if in practice such rates are found to be either excessive or insufficient.

(l)	“Property” means the mineral claims described in Recital A to the Agreement.

(m)	“Property Rights” means all licenses, permits, easements, right-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom;

(n)	“Working Capital” means the amount by which the current assets of the Mining Operation exceed the current liabilities thereof, as determined in accordance with generally accepted accounting principles consistently applied. The total amount of Working Capital for any Mining Operation for the purpose of calculating the Net Profits thereof, shall be limited to an amount sufficient to operate the Mining Operation and to maintain markets in an efficient manner including, without limitation, maintaining adequate levels of inventories of raw materials, supplies, replacement parts, work in progress and finished goods, accounts receivable, prepared expenses and cash or short term securities, all at the discretion of the Purchase. The initial amount of Working Capital shall be deducted from Net Profits until deducted in full and thereafter increases or decreases in Working Capital will be deducted or added to Net Profits.

NET PROFITS INTEREST

2.

(a)	No payment in respect to the Net Profits Interest will be paid by the Purchaser to the Vendors hereunder until the Purchaser has been first reimbursed or recouped for its own account out of the Net Profits from any Mining Operation on the Property, an amount in the aggregate equal to:

(i)	all moneys expended for Preproduction Expenditures with respect to such Mining Operation by the Purchaser;

(ii)	all moneys expended for Post Production Expenditures by the Purchaser with respect to such Mining Operation; and

(iii)	all moneys advanced or caused to be advanced by the Purchaser for Working Capital with respect to such Mining Operation;

together, in each instance, with an amount equal to the actual interest paid by the Purchaser to borrow such moneys from any lender or lenders for the above purposes. Such reimbursement or recoupment shall be made from time to time as Net Profits are received by the Purchaser. In the event that the Purchaser elects not to borrow all or part of the moneys required to be expended by it for the purposes referred to above in this paragraph 2 (a), and uses its own moneys for such purposes, it is agreed that the Purchaser shall be entitled to receive interest on such of its own moneys at the prime bank rate of interest of the Bank of Montreal for Canadian dollar loans, plus one percentage point, such interest to accrue from the end of each calendar month in which such moneys were so expended by the Purchaser such interest in either case to be paid out of Net Profits from such Mining Operation prior to the payment of any Net profits Interest to the Vendors hereunder.

(b)	For the first year in which aggregate Net Profits for that year and all prior years exceeds the aggregate of all amounts payable under paragraph 2 (a), the Vendors shall be paid as participants in Net Profits an amount equal to 15% of such excess, and for each year thereafter the Vendors shall be paid as participants in Net Profits an amount equal to 15% of Net Profits, if any, for that year.

(c)	Instalments in respect of the Net Profits Interest payable under Paragraph 2 (b) shall be paid by the Purchaser as follows:

(i)	within 30 days after the end of each calendar quarter in each year the Purchaser shall pay to the Vendors an amount equal to 25% of the estimated Net Profits Interest, if any, for the year; and

(ii)	on or before January 15 in each year the Purchaser shall pay to the Vendors the balance, if any, of the Net Profits Interest payable in respect of the year last completed.

(d)	After Commencement of Commercial Production, the Purchaser shall, within 30 days after the end of each calendar quarter, furnish to the Vendors quarterly unaudited statements respecting operations on the Property, together with a statement of Net Profits for the quarter last completed.

(e)	Forthwith after the end of each calendar year commencing with the year in which Commencement of Commercial Production occurs, the accounts of the Purchaser related to operations on the Property shall be audited by the auditors of the Purchaser and the statement of operations, which shall include the statement of Net Profits for the year last completed and, until an amount in respect of the Net Profits Interest first becomes payable hereunder a statement of Preproduction Expenditures, Post Production Expenditures and Working Capital advances, and aggregate Net Profits, shall be furnished to the Vendors not later than January 15 in each year. The Vendors shall have 45 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements shall be deemed to be correct and unimpeachable thereafter.

(f)	If the audited financial statements furnished pursuant to Paragraph 2 (e) disclose any overpayment of Net Profits by the Purchaser during the year, the amount of the overpayment shall be debited against future instalments of Net Profits payable hereunder or shall, if requested by the Optionee, be refunded by the Vendors forthwith.

(g)	If the audited financial statements furnished pursuant to the Paragraph 2 (e) disclose any underpayment of Net Profits by the Purchaser during the year, the amount thereof shall be paid immediately to the Vendors.